OPPENHEIMER ROCHESTER FUND MUNICIPALS

Period Ended June 30, 2013
EXHIBIT 77C

SPECIAL SHAREHOLDER MEETINGS (Unaudited)

On June 21, 2013, a first shareholder meeting of Oppenheimer Rochester Fund Municipals (the “Fund”) was held at which the twelve Trustees identified below were elected to the Fund (Proposal No. 1).  The following is a report of the votes cast:

Nominee/Proposal                                                      For                                     Withheld

Trustees

Brian F. Wruble                                                    449,558,743                                11,745,912
David K. Downes                                                449,062,442                                12,242,213
Matthew P. Fink                                                   449,068,805                                12,235,850
Edmund Giambastiani, Jr.                                    450,140,248                                11,164,407
Phillip A. Griffiths                                                448,744,668                                12,559,987
Mary F. Miller                                                      449,724,859                                11,579,796
Joel W. Motley                                                    450,054,891                                11,249,764
Joanne Pace                                                         450,357,169                                10,947,486
Mary Ann Tynan                                                450,005,455                                11,299,200
Joseph M. Wikler                                                 449,186,455                                12,118,200
Peter I. Wold                                                         449,964,380                                11,340,275
William F. Glavin, Jr.                                            450,045,540                                11,259,115